March 8, 2005

Re: Distributions from Property Sales

Dear Wells Fund I Investor:

Today I am pleased to let you know that Wells Real Estate Fund I (the "Fund") is preparing to make a distribution of net proceeds to investors from the previous sale of properties. The distribution will occur in the third quarter of 2005. The recent dismissal of the appeal on the Johnston vs. Wells Real Estate Fund I lawsuit has allowed us to move ahead with the payout of available net sale proceeds.

In order for you to better understand the Fund's current cash position and the distribution we intend to make, I have outlined the details below of the approximately $11.8 million in reserve, as of December 31, 2004, which represents net sale proceeds that have been held while litigation was pending against the Fund.

  Approximately $6 million will be disbursed

The partnership agreement found in your prospectus states how proceeds will be distributed. In the second quarter, we will explain the various means for receiving funds and an estimate of the amount you will receive based on the units you own. As noted in consent solicitation statements sent to you by the Fund in June and August of 2000, we anticipate that the Class-A units will receive the vast majority of net sale proceeds distributed.

  Approximately $2.8 million will continue to be reserved

We will reserve $2.8 million to pay for expected building improvements, tenant improvements, re-leasing efforts at the remaining properties (Black Oak Plaza, Heritage Place -- Office, and Paces Pavilion), and other future operational expenses, including but not limited to legal costs.
  Approximately $3.0 million will pay deferred management fees

These deferred fees will now be paid to the property manager, Wells Management Company, Inc.

Details on the Distribution

In line with the partnership agreement, the Fund will send proceeds to those eligible limited partners of record as of June 30, 2005. I want to emphasize to you that ownership transfers are effective on the first day of the quarter following receipt of the transfer request. Therefore, an investor of record holding units as of April 1, 2005, will be eligible for this distribution, even if the investor transfers the units on or after that April 1, 2005 date.

For example:

  If an investor is in the process of completing a sale on the secondary market, and if the transaction is completed and approved prior to April 1, 2005, the new owner of the units would receive the distribution of net sale proceeds arising from them.
  If an investor is in the process of purchasing units on the secondary market, the transaction must be completed and approved prior to April 1, 2005, in order for the investor to participate in this distribution with respect to those unit purchases.

As I mentioned previously, the distribution of these proceeds is expected to occur in the third quarter of 2005. In the second quarter, prior to distribution, we will explain to you the various means for receiving funds and estimates of the distributions attributable to each limited partner. At this time, the Fund cannot determine the amount each limited partner will receive, as the limited partners of record have not been finalized. I also want to repeat that the partnership agreement found in your prospectus states how proceeds will be distributed.

I would like to remind you that you are welcome to contact the Wells Client Services Department at 800-557-4830 with any questions. The Department's new hours of operation are Monday through Thursday from 8:15 a.m. until 6:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. (ET). You may also contact a Client Services Specialist via e-mail at clientservices@wellsref.com.

I am pleased to be able to share the good news of the anticipated distribution in the third quarter of 2005.

Sincerely,

Leo F. Wells III

General Partner

cc: Financial Representative